Exhibit 10.33

Christopher R. Celtruda

December 30, 2008

Dear Chris,

I am pleased to inform you that the Compensation Committee of the Board of Directors (the “Committee”) of CIRCOR International, Inc. (the “Company”) has approved a special relocation payment designed to assist you with respect to the unusual financial predicament you are in as a result of the Company’s 2006 relocation of you and your family to Southern, California and the inability to sell your family’s Phoenix, Arizona home. This payment also has been designed to promote your continued retention with the Company. The Company also recognizes that, due to the geographic diversity of the businesses that comprise the Circor Aerospace Products Group and the consequent amount of time that you regularly spend on travel, it is no longer necessary that your primary residence be in the Southern California area.

The particulars of the program are as follows:

1.	Pursuant to the “Full Home Purchase Program” offered by Relocation Today, the Company’s relocation services consultant, the Company will facilitate the sale of your Corona, California home at its current appraised value of $670,000 (the “Sale Price”).

2.	At the closing of the sale of your Corona home, the Company, on your behalf, will pay to your mortgage lender the difference between (a) the outstanding principal and interest on your current primary mortgage on the Corona home and (b) the Sale Price (the “Mortgage Payoff”).

3.	In addition to the Mortgage Payoff, the Company shall make an additional payment to you (the “Tax Payment”) sufficient to enable you to make payment of all federal and state income taxes you incur as a result of the Mortgage Payoff and the Tax Payment.

4.	Both the Mortgage Payoff and the Tax Payment constitute taxable income under applicable Internal Revenue Code provisions and will be reflected as such on your payroll stub and W-2 statements.

5.	In consideration of the Mortgage Payoff and Tax Payment (collectively, the “Special Incentive”) to be made by the Company hereunder, you agree that you shall be obligated to reimburse the Company a portion of the Special Incentive in the event that your employment with the Company is terminated anytime prior to December 31, 2012 unless such termination is due to (i) your death or disability;

(ii) termination by the Company without Cause; or (iii) termination by you for Good Reason after a Change in Control. For purposes hereof, the terms “Cause,” “Change in Control,” and “Good Reason” shall have such meaning as set forth in the existing Executive Change of Control Agreement (as amended) between you and Circor, Inc. The amount of any such reimbursement by you shall be calculated as set forth below:

Termination of Employment Date	Percentage of Special Incentive to be Repaid
Prior to December 31, 2009	100%
Between December 31, 2009 and December 30, 2010	75%
Between December 31, 2010 and December 30, 2011	50%
Between December 31, 2011 and December 30, 2012	25%

6.	In additional consideration of the Special Incentive, you agree that, for a period of two years following the termination of your affiliation with the Company, you shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which you have had any management responsibility during your affiliation with Company; or (2) entice, solicit, request or advise any employee of the Company to accept employment (or other affiliation) with any other person, firm or business. As used above, “Customers” means all customers of any business of the Company for which you had contact or management responsibility during your affiliation with Company.

If you are in agreement with the foregoing, kindly sign where indicated below and return a copy of this letter agreement at your earliest convenience.

Very truly yours,

/s/ Frederic M. Burditt
Frederic M. Burditt
Vice President, CFO & Treasurer

Agreed and accepted:

/s/ Christopher R. Celtruda
Christopher R. Celtruda